Exhibit 10.7

                                                                          DIESEL
                                                 National Biodiesel Board Member
gulf hydrocarbon                                                  24 7 BIODIESEL

Introducing Biodiesel to the Petroleum Industry


7/13/2007


Nicholas Ng
Methes Energies
4090 Ridgeway Drive, Unit 19
Mississauga, Ontario L5L 5X5

Dear Nick:

     This letter sets forth the intent of Methes Energies ("Methes") to enter into a Production Off Take Agreement (the "POTA") with Gulf Hydrocarbon, Inc. ("GH") and together with Methes, the "Parties" and each a "Party"), pursuant to which Methes agrees to supply all or a portion of its biodiesel output to GH and GH agrees to take and pay for such biodiesel (the "Proposed Transaction"), in the manner set forth below.

     1. Methes Production Facility. Methes will produce biodiesel at a site in Ontario to be determined (the "Methes ON Facility").

     2. Exclusivity. Methes intends to market all of its biodiesel output (subject to the Reserve Amount, defined in Paragraph 3 below) exclusively to GH. GH shall be reported to be the market or marketer of the Methes biodiesel. GH shall notify Methes in writing prior to engaging in any discussions or negotiations or entering into any agreement or understanding with any other person or entity regarding another biodiesel production off take agreement within one hundred (100) miles of the Methes ON Facility.

     3. POTA Terms. The Parties intend to negotiate, in addition to those terms and conditions described in Paragraphs 2 and 3 above, the following terms and conditions with respect to the POTA: the term (one year with automatic renewal unless terminated by either Party with thirty (30) days notice), the price redetermination period (sixty (60) days prior to the end of each term), the price structure (to be floating price equal to the sum of the regional ultra low sulfur diesel price per gallon plus a premium to be determined), the payment structure (to be net fifteen (15) days after delivery), feedstock type and source, logistics, biodiesel storage and appropriate loading infrastructure for trucks, railcars and marine vessels with temperature corrected meters, quality monitoring and bills of lading identifying the quality of biodiesel produced and the treatment of the blenders credit (to be passed on to GH). The POTA shall contain representations, warranties, covenants and indemnities on the part of the Methes and GH appropriate to transactions of this type.

                2016 Main Street, Suite 104 o Houston, TX 77002
        Phone: 713 523-7755 o Fax: 713 523-7758 o Toll Free: 800 834-0202
                             www.gulfhydrocarbon.com

Nicholas Ng
Methes Energies
7/13/2007
Page 2



     4. Cooperation. The Parties shall cooperate in good faith and use their reasonable efforts with respect to negotiation of the POTA, and any other definitive documentation and necessary filings and governmental and third party consents and approvals.

     5. Non-Disclosure/Public Announcement. Except as required by law or in response to a request by regulatory or judicial authorities having jurisdiction over the applicable Party, neither Party will disclose to any third party the terms of the Proposed Transaction or the nature of the discussions between the Parties without the prior written permission of the other Party, other than information which becomes generally available to the public without violation of the terms hereof; provided that no Party is precluded by this letter of intent from confidential discussions with such Party's legal counsel, accountants, advisors, representatives, agents and potential lenders as reasonably deemed necessary by such Party in order to facilitate the Proposed Transaction.

     6. Termination. This letter of intent shall expire on the date that is the earlier of (i) two years from the date hereof or (ii) the date of the execution of the POTA described herein.

     7. Fees, Costs and Expenses. Each Party shall bear its respective costs related to the Proposed Transaction, including, without limitation, the fees and expenses of its respective lawyers, accountants and financial advisors.

     8. Governing Law. This letter of intent will be governed by and construed in accordance with the laws of Texas without regard to the conflict of law rules thereof, and each party consents to the exclusive jurisdiction of the United States District Court for the Southern District of Texas or any Texas State court sitting in Houston, Texas. Each of the parties waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any such proceedings in such a court and any claim that any such proceedings brought in such a court have been brought in an inconvenient forum. METHES AND GH UNCONDITIONALLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL FOR ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF, DIRECTLY OR INDIRECTLY, THIS LETTER OF INTENT.

Nicholas Ng
Methes Energies
7/13/2007
Page 3



     9. Counterparts. This letter of intent may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     10. Effect. If the foregoing accurately summarizes our understanding with respect to the Proposed Transaction, please date and execute the duplicate original of this letter that is enclosed and return the same to the undersigned not later than July 31, 2007. This letter of intent sets forth the parties' intentions with respect to a possible transaction, but, except for Paragraphs 6, 7, 8 and 9, which shall be binding, shall not give rise to any binding obligations. No such obligations (except for paragraphs 6, 7, 8 and 9, which shall immediately be binding upon your acceptance of this letter of intent) shall arise unless and until mutually satisfactory definitive documentation has been executed and delivered by the Parties.

Nicholas Ng
Methes Energies
7/13/2007
Page 4






                                           Very truly yours,

                                           GULF HYDROCARBON, INC.

                                           By: /s/ Jess Hewitt
                                               ---------------------------------
                                               Name:   Jess Hewitt
                                               Title:  President




Accepted:  20th July 2007
           --------------

METHES ENERGIES

by:  /s/ Han Ng
     ---------------------------------
     Name:  Han Ng
     Title: DIRECTOR OF BUSINESS DEVELOPMENT